Exhibit 21.1

Subsidiaries

Entity Name	State or Other Jurisdiction of Incorporation or Organization
Bacterin International, Inc.	Nevada
Surgalign SPV, Inc.	Delaware
X-spine Systems, Inc.	Ohio
Xtant Medical, Inc.	Delaware
RTI Surgical Holdings Luxembourg SARL	Luxembourg
Surgalign UK Limited	United Kingdom
RTI Surgical – Singapore Pte. Ltd.	Singapore
Paradigm Spine GmbH	Germany
Fourth Dimension Spine GmbH	Germany
RTI Surgical GmbH(1)	Germany
Pioneer Surgical Technology B.V.(1)	Netherlands
RTI Surgical Australia Pty. Ltd.(1)	Australia
Surgalign Spain SL(2)	Spain
Paradigm Spine Switzerland AG(3)	Switzerland
Paradigm Spine Austria GmbH(3)	Austria

(1)	RTI Surgical GmbH, Pioneer Surgical Technology B.V. and RTI Surgical Australia Pty. Ltd. are wholly owned subsidiaries of RTI Surgical Holdings Luxembourg SARL and, therefore, are indirectly owned by Xtant Medical Holdings, Inc.
(2)	Surgalign Spain SL is a wholly owned subsidiary of Pioneer Surgical Technology B.V. and, therefore, is indirectly owned by Xtant Medical Holdings, Inc.
(3)	Paradigm Spine Switzerland AG and Paradigm Spine Austria GmbH are wholly owned subsidiaries of Paradigm Spine GmbH and, therefore, are indirectly owned by Xtant Medical Holdings, Inc.